Exhibit 3.2

IHOP CORP.

CERTIFICATE OF DESIGNATIONS
OF
THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS,
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF,
OF
SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

IHOP Corp., a Delaware corporation (the “Corporation”), does hereby certify that the Board of Directors of the Corporation (the “Board of Directors”), at a duly called meeting on July 15, 2007, duly approved and adopted the following resolution:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Corporation’s Restated Certificate of Incorporation, effective as of July 30, 1992 (as it may be amended from time to time, subject to the provisions of this Certificate, the “Certificate of Incorporation”), the Board of Directors does hereby create, authorize and provide for the issuance, out of the authorized but unissued shares of the preferred stock, par value $1.00 per share, of the Corporation (“Preferred Stock”), of a new series of Preferred Stock to be designated “Series B Convertible Preferred Stock” (the “Convertible Preferred Stock”), to consist of Thirty-Five Thousand (35,000) shares, par value $1.00 per share, of which the preferences and rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Certificate of Incorporation) as follows:

Section 1.               Ranking. Shares of Convertible Preferred Stock shall rank prior to shares of Common Stock and any other Junior Securities with respect to the payment of dividends and distributions and in the liquidation, dissolution or winding up, and upon any distribution of the assets of, the Corporation. Unless specifically designated as junior to the Convertible Preferred Stock with respect to the payment of dividends and distributions, in the liquidation, dissolution, winding up, or upon any other distribution of the assets of, the Corporation, all other series of Preferred Stock of the Corporation, including the Series A Perpetual Preferred Stock, shall rank on a parity with the Convertible Preferred Stock with respect to such dividends and distributions, in such liquidation, dissolution or winding up, and upon any such distribution of the assets of, the Corporation, as applicable.

Section 2.               Accreted Value; Extraordinary Dividends.

2A.          Accretion Rate. The Stated Value of each share of Convertible Preferred Stock shall increase at a rate of six percent (6%) per annum (the “Accretion Rate”), compounded quarterly, commencing on and including the date of issuance of such share to and including the first to occur of the date on which (i) the Accreted Value of such share is paid to the holder thereof in connection with the liquidation, dissolution or winding up, or the distribution of assets, of the Corporation or the redemption of such share by the Corporation or (ii) such share is converted into shares of Conversion Stock hereunder (the Stated Value, as so accreted as of any date of determination, the “Accreted Value”). The Accreted Value shall be calculated based on a 360-day year consisting of twelve 30-day months.

2B.          Extraordinary Dividends. In addition to (and not as an offset to or credit against) the accretion in the Stated Value pursuant to Section 2A above, (i) in the event that the Corporation declares or pays any dividend or makes any distribution upon the Common Stock (whether payable in cash, securities or other property, other than any rights, warrants or options to which Section 5E(vi) or Section 5E(viii) applies), and (ii) if such dividend or distribution (assuming the fair market value of such dividend, together with the fair market value of any other dividends or distributions paid or made by the Corporation upon the Common Stock (whether in cash, securities or other property, other than any rights, warrants or options to which Section 5E(vi) or Section 5E(viii) applies) in the preceding consecutive twelve-month period, had been paid in cash to holders of the Convertible Preferred Stock based on the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock at the applicable Conversion Rate at the beginning of such twelve-month period) would have resulted in holders of Convertible Preferred Stock having received dividends and distributions in the preceding consecutive twelve-month period having a fair market value in excess of the sum of (x) the Increased Accreted Value (as defined below) for such twelve-month period plus (y) any Extraordinary Dividend (as defined below) paid during such twelve-month period (any such dividend in excess of such sum, the “Extraordinary Dividend”), then the Corporation shall also declare and pay to the holders of the Convertible Preferred Stock at the same time that it declares and pays such dividend to the holders of the Common Stock, an Extraordinary Dividend having a fair market value equal to such excess with respect to each share of Convertible Preferred Stock. “Increased Accreted Value” means, for any twelve-month period, the increase in the Accreted Value of the Convertible Preferred Stock from the beginning of such twelve-month period to the payment date of a dividend for which a calculation is made under this Section 2B. The fair market value of any non-cash dividends or distributions shall be determined by the Board of Directors, whose determination shall be conclusive.

Section 3.               Liquidation. Upon any liquidation, dissolution or winding up, or any other distribution of the assets, of the Corporation (whether voluntary or involuntary), each holder of Convertible Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Accreted Value of all shares of Convertible Preferred Stock held by such holder, and the holders of Convertible Preferred Stock shall not be entitled to any further payment in respect thereof. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation’s assets to be distributed among the holders of the Convertible Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among the holders of the Convertible Preferred Stock and any Parity Securities, based upon, in the case of the Convertible Preferred Stock, the aggregate Accreted Value of the Convertible Preferred Stock held by each such holder, and in the case of any Parity Securities, in accordance with the terms of such Parity Securities. Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3 or any other section of this Certificate.

Section 4.               Redemption.

4A.          Optional Redemption. Shares of Convertible Preferred Stock will not be redeemable by the Corporation prior to the fourth anniversary of the Issue Date. On and after the fourth anniversary of the Issue Date, the Corporation may redeem the outstanding shares of Convertible Preferred Stock, in whole or (subject to the following sentence) in part, upon not less than fifteen (15) nor more than sixty (60) days’ notice, for cash at a redemption price equal to the Accreted Value as of, but not including, the applicable redemption date. In the event that at any time fewer than all of the outstanding shares of Convertible Preferred Stock are to be redeemed, either the shares to be redeemed shall be selected by lot or the redemption shall be made pro rata in proportion to the number of shares held by each holder of Convertible Preferred Stock.

4B.          Notice of Redemption. The Corporation shall mail written notice of any redemption pursuant to this Section 4, postage prepaid, at least fifteen (15) days but not more than sixty (60) days prior to the redemption date, to each holder of record of shares of Convertible Preferred Stock to be redeemed at such holder’s address appearing on the stock register of the Corporation. Each such notice shall state (i) the date fixed for such redemption, (ii) the place or places where certificates for the shares of Convertible Preferred Stock called for redemption are to be surrendered for payment, (iii) the redemption price, (iv) that unless the Corporation defaults in making the redemption payment, dividends on the shares of Convertible Preferred Stock called for redemption shall cease to accrue on and after the redemption date, and (v) that if fewer than all of the shares of Convertible Preferred Stock owned by such holder are then to be redeemed, the number of shares which are to be redeemed.

If the notice of redemption shall have been so mailed and if prior to the date of redemption specified in such notice all funds necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the shares of Convertible Preferred Stock to be redeemed, with a bank or trust company named in such notice doing business in Los Angeles, California, and having capital surplus and undivided profits of at least $100,000,000, then, without awaiting the redemption date, all shares of Convertible Preferred Stock with respect to which such notice shall have been so mailed and such deposit shall have been so made thereupon shall, notwithstanding that any certificate for shares of Convertible Preferred Stock shall not have been surrendered for cancellation, be deemed no longer to be outstanding, and all rights with respect to such shares of Convertible Preferred Stock forthwith upon such deposit in trust shall cease and terminate, except for the right of the holders thereof on or after the redemption date to receive out of such deposit the amount payable upon the redemption, without interest. If the holders of any shares of Convertible Preferred Stock which have been called for redemption shall not within two (2) years (or any longer period required by law) after the redemption date claim any amount so deposited in trust for the redemption of such shares, then such bank or trust company shall, if permitted by applicable law, pay over to the Corporation any such unclaimed amount so deposited with it and thereupon shall be relieved of all responsibility in respect thereof; and thereafter the holders of such shares shall, subject to applicable unclaimed property laws, look only to the Corporation for payment of the redemption price for such shares, without interest.

4C.          Status of Shares. Shares of Convertible Preferred Stock redeemed, purchased, or otherwise acquired by the Corporation shall, after such acquisition, have the status of authorized but unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock, other than as shares of Convertible Preferred Stock.

4D.          Voting Rights. The holders of the Convertible Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s Bylaws, and in addition to any circumstances in which the holders of the Convertible Preferred Stock shall be entitled to vote as a separate class under the General Corporation Law of the State of Delaware, the holders of the Convertible Preferred Stock shall be entitled to vote on all matters (including the election of directors) submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each share of Convertible Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Convertible Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

Section 5.               Conversion.

5A.          Conversion Rights. Subject to the third and fourth sentences of Section 5C(vii), at any time and from time to time, any holder of Convertible Preferred Stock may convert all or any portion of the Convertible Preferred Stock held by such holder into a number of shares of Conversion Stock computed by multiplying (i) each $1,000 of aggregate Accreted Value of the shares of Convertible Preferred Stock to be converted by (ii) the Conversion Rate then in effect.

5B.          Automatic Conversion. Subject to the third and fourth sentences of Section 5C(vii), all outstanding shares of Convertible Preferred Stock shall automatically convert into shares of Common Stock on the fifth anniversary of the Issue Date at the Conversion Rate then in effect, without any action on the part of the holder thereof.

5C.          Conversion Procedure.

(i)            To convert shares of Convertible Preferred Stock into shares of Common Stock, the holder thereof shall (x) transmit by facsimile (or otherwise deliver) a copy of an executed notice of conversion in the form attached hereto as Exhibit 1 to the Corporation, and (y) deliver to the Corporation the original certificates representing the shares of Convertible Preferred Stock being converted.

(ii)           Except as otherwise provided herein, and subject to the third and fourth sentences of Section 5C(vii), each conversion of Convertible Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Convertible Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the shares of Convertible Preferred Stock converted as a holder of Convertible Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii)          The conversion rights of any share of Convertible Preferred Stock subject to redemption hereunder shall terminate on the redemption date for such share of Convertible Preferred Stock unless the Corporation has failed to pay to the holder thereof the Accreted Value of such share.

(iv)          As soon as possible after a conversion has been effected (but in any event within three (3) Business Days in the case of subparagraph (a)(x) below), the Corporation shall deliver to the converting holder:

(a)           (x) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified, or (y) provided that the Corporation’s transfer agent is participating in The Depositary Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of such holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system;

(b)           payment of any amount payable under subparagraph (viii) below with respect to such conversion; and

(c)           a certificate representing any shares of Convertible Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(v)           The issuance of certificates for shares of Conversion Stock upon conversion of Convertible Preferred Stock shall be made without charge to the holders of such Convertible Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each share of Convertible Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(vi)          The Corporation shall not close its books against the transfer of Convertible Preferred Stock or of Conversion Stock issued or issuable upon conversion of Convertible Preferred Stock in any manner which interferes with the timely conversion of Convertible Preferred Stock. The Corporation shall assist and cooperate with any holder of shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings required to be made by the Corporation and the Corporation shall pay all filing fees and expenses payable by the Corporation or any such holder in connection therewith).

(vii)         The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Convertible Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Convertible Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). In the event that a holder of Convertible Preferred Stock desires to convert shares of Convertible Preferred Stock pursuant to Section 5A or the Convertible Preferred Stock is to automatically convert pursuant to Section 5B but, in either such case, the issuance of shares of Conversion Stock is limited by any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed, the Corporation shall permit such conversion, and shall issue such shares of Conversion Stock, in each case, to the extent it may do so in accordance with such applicable law or governmental regulation or requirements of such domestic securities exchange, and shall permit the remainder of such conversion, and shall issue any remaining shares of Conversion Stock issuable upon such conversion, at such time as it may do so in accordance with such applicable law or governmental regulation or requirements of such domestic securities exchange. The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Convertible Preferred Stock.

(viii)        If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Convertible Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall either issue an additional share or pay an amount to the holder thereof equal to the product of (x) the then Current Market Price per share of Common Stock times (y) such fractional interest as of the date of conversion.

5D.          Conversion Rate.

(i)            The initial Conversion Rate shall be 14.44878 shares of Common Stock per $1,000 of Accreted Value (as it may be adjusted from time to time as provided in this Certificate, the “Conversion Rate”). In order to prevent dilution of the conversion rights granted under this Section 5, the Conversion Rate shall be subject to adjustment from time to time pursuant to Section 5E.

5E.           Conversion Rate.

The Conversion Rate shall be subject to adjustments from time to time as follows:

(i)            Subdivisions and Combinations. In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(ii)           Reclassification. The reclassification of Common Stock into securities other than Common Stock (other than any reclassification upon a consolidation or merger to which paragraph (vii) of this Section 5E applies) shall be deemed to involve:

(a)           a distribution of such securities other than Common Stock to all holders of Common Stock, which distribution shall be taken into account pursuant to Section 2B, and

(b)           a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be “the day upon which such subdivision becomes effective” or “the day upon which such combination becomes effective,” as the case may be, and “the day upon which such subdivision or combination becomes effective” within the meaning of paragraph (i) of this Section 5E).

(iii)          De Minimis Adjustment. No adjustment in the Conversion Rate shall be required unless such adjustment (plus any adjustments not previously made by reason of this paragraph (iii)) would require an increase or decrease of at least one percent in such rate; provided, however, that any adjustments which by reason of this paragraph (iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5E shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

(iv)          Voluntary Increases. To the extent permitted by applicable law, the Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least twenty (20) Business Days, the increase is irrevocable during such period, and the Board of Directors shall have made a determination that such increase would be in the best interests of the Corporation, which determination shall be conclusive.

(v)           No Adjustments. Notwithstanding the foregoing provisions of this Section 5E, no adjustment of the Conversion Rate shall be required to be made (a) upon the issuance of shares of Common Stock pursuant to any present or future plan for the reinvestment of dividends, (b) upon a change in the par value of the Common Stock, (c) because of a tender offer, (d) because of an exchange offer of the character described in Rule 13e-4(h)(5) under the Exchange Act or any successor rule thereto, or (e) for the payment of any dividends or distributions upon Common Stock, whether payable in cash, securities or other property, other than any rights, warrants or options to which Section 5E(vi) or Section 5E(viii) applies); provided that for the avoidance of doubt, the dividends and distributions referred to in this clause (e) (other than any rights, warrants or options to which Section 5E(vi) or Section 5E(viii) applies) shall be taken into account in any calculation made pursuant to Section 2B.

(vi)          Stockholder Rights Plan. Rights or warrants distributed by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”) (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable, and (iii) are also issued in respect of future issuances of Common Stock shall not be deemed distributed for purposes of Section 2B or Section 5E(viii), as applicable, until the occurrence of the earliest Trigger Event. If the Corporation adopts a stockholder rights plan, in lieu of any calculation pursuant to Section 2B or Section 5E(viii), as applicable, the shares of Convertible Preferred Stock will become entitled to receive upon conversion, in addition to the shares of Common Stock issuable upon conversion, any associated rights to the same extent as holders of the Common Stock.

(vii)         Provision in Case of Consolidation, Merger or Sale of Assets. In case of any merger or consolidation of the Corporation with or into any other Person (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation) or any conveyance, sale, transfer, lease (other than a mere grant of security interest) or other disposition of all or substantially all of the assets of the Corporation (other than a sale of all or substantially all of the assets of the Corporation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall make appropriate provision (including providing for adjustments that, for events subsequent thereto, shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 2B and this Section 5E) so that the holders of each share of Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, sale, transfer, lease (other than a mere grant of security interest) or other disposition by a holder of the number of shares of Common Stock of the Corporation into which such share might have been converted immediately prior to such consolidation, merger, conveyance, sale, transfer, lease (other than a mere grant of security interest) or other disposition, assuming such holder of Common Stock of the Corporation (i) is not (A) a Person with which the Corporation consolidated or merged with or into or which merged into or with the Corporation or to which such conveyance, sale, transfer, lease (other than a mere grant of security interest) or other disposition was made, as the case may be (a “Constituent Person”), or (B)  an Affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, sale, transfer, lease (other than a mere grant of security interest) or other disposition (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, sale, transfer, lease (other than a mere grant of security interest) or other disposition is not the same for each share of Common Stock of the Corporation held immediately prior to such consolidation, merger, conveyance, sale, transfer, lease (other than a mere grant of security interest) or other disposition by others than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-electing Share”), then for the purpose of this paragraph (vii) the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, sale, transfer, lease (other than a mere grant of security interest) or other disposition by the holders of each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares). The above provisions of this paragraph (vii) shall similarly apply to successive consolidations, mergers, conveyances, sales, transfers or leases (other than a mere grant of security interest).

(viii)        Common Stock Issued at Below Market Price. In case the Corporation shall issue rights, warrants or options to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price per share of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, warrants or options (other than any rights, options or warrants that by their terms will also be issued to any holder upon conversion of a share of Convertible Preferred Stock into shares of Common Stock without any action required by the Corporation or any other Person), in lieu of any calculation pursuant to Section 2B, the Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by dividing

(a)           the Conversion Rate in effect immediately prior to such date, by

(b)           a fraction of which

(x)            the numerator shall be the sum of (A) the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus (B) the number of shares of Common Stock that the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price, and

(y)           the denominator shall be the sum of (A) the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus (B) the number of shares of Common Stock so offered for subscription or purchase, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. If, after any such date fixed for determination, any such rights, options or warrants are not in fact issued, or are not exercised prior to the expiration thereof, the Conversion Rate shall be immediately readjusted, effective as of the date such rights, options or warrants expire, or the date the Board of Directors determines not to issue such rights, options or warrants, to the Conversion Rate that would have been in effect if the unexercised rights, options or warrants had never been granted or such determination date had not been fixed, as the case may be. For the purposes of this Section 5E(viii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation shall not issue any rights, warrants or options in respect of shares of Common Stock held in the treasury of the Corporation. For the avoidance of doubt, any rights, warrants or options subject to this Section 5E(viii), and any shares of Common Stock acquired upon exercise thereof, shall not be taken into account for any purpose under Section 2B, and the sole right of a holder of Convertible Preferred Stock under this Certificate with respect to such rights, warrants or options and any shares of Common Stock acquired upon exercise thereof shall be the adjustment in the Conversion Rate pursuant to this Section 5E(viii).

5F.           Notice of Adjustments of Conversion Rate.

Whenever the Conversion Rate is adjusted as herein provided, (i) the Corporation shall compute the adjusted Conversion Rate in accordance with Section 5E; and (ii) upon each such adjustment, a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall be provided by the Corporation to all holders of the Convertible Preferred Stock.

5G.          Notice of Certain Corporate Action.

In case:

(i)            the Corporation shall declare a dividend (or any other distribution) on its Common Stock, or shall authorize the granting to all or substantially all of the holders of its Common Stock of rights, options or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights, in any such case that would result in an Extraordinary Dividend pursuant to Section 2B or an adjustment in the Conversion Rate pursuant to Section 5E(viii);

(ii)           of any reclassification of the Common Stock, or of any consolidation, merger or share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the conveyance, sale, transfer, lease (other than a mere grant of security interest) or other disposition of all or substantially all of the assets of the Corporation;

(iii)          of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

(iv)          of any voluntary increase in the Conversion Rate pursuant to Section 5E(iv); or

(v)           the Corporation shall take any other action requiring adjustment to the Conversion Rate;

then the Corporation shall cause to be provided to all holders of Convertible Preferred Stock, (1) at least ten (10) days prior to the applicable record or effective date hereinafter specified, a notice stating (x) in the case of clause (i) above, the date on which a record is to be taken for the purpose of such dividend, distribution, rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights, options or warrants are to be determined, (y) in the case of clause (ii) or (iii) above, the date on which such reclassification, consolidation, merger, conveyance, transfer, sale, lease (other than a mere grant of security interest), dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, conveyance, transfer, sale, lease, dissolution, liquidation or winding up, and (z) in the case of clause (v) above, the date on which such other action is expected to become effective, and (2) in the case of clause (iv) above, the increased Conversion Rate and the period during which it will be in effect. Neither the failure to give such notice or the notice referred to in the following paragraph nor any defect therein shall affect the legality or validity of the proceedings described in clauses (i) through (v) of this Section 5G.

Section 6.               Compliance with Securities Laws; Legends.

(i)            None of the shares of Convertible Preferred Stock nor any Conversion Stock may be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom, and in each case in compliance with the terms of this Certificate and the restrictions set forth in the text of the restrictive legend required to be set forth on the shares of Convertible Preferred Stock and the shares of Conversion Stock pursuant to clause (ii) of this Section 6. The Corporation shall be entitled to give stop transfer orders to its transfer agent with respect to the shares of Convertible Preferred Stock in order to enforce the foregoing restrictions.

(ii)           Each certificate representing shares of Convertible Preferred Stock and each certificate representing shares of Conversion Stock shall contain a legend substantially to the following effect (in addition to any legends required under applicable securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE DIRECTLY OR INDIRECTLY OFFERED, SOLD, TRANSFERRED, ENCUMBERED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, INCLUDING RULE 144, SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE, TRANSFER, ENCUMBRANCE, ASSIGNMENT OR OTHER DISPOSITION TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION REASONABLY SATISFACTORY TO EACH OF THEM.

To the extent that the circumstances or provisions requiring the above legend have ceased to be effective, the Corporation will upon request reissue certificates without the legend.

Section 7.               Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Convertible Preferred Stock. Upon the surrender of any certificate representing Convertible Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Convertible Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Convertible Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Convertible Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Convertible Preferred Stock represented by the surrendered certificate.

Section 8.               Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Convertible Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Convertible Preferred Stock of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Convertible Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 9.               Definitions.

“beneficial ownership” shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City, New York are authorized or required bylaw, regulation or executive order to close.

“Change of Control” means the occurrence of any of the following:

(1)           the acquisition by any Person (including any syndicate or group deemed to be a “person” under
Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Corporation entitling such person to exercise 50% or more of the total voting power of all shares of Voting Stock of the Corporation, other than (a) any such acquisition by the Corporation, any subsidiary of the Corporation or any employee benefit plan of the Corporation or (b) any such acquisition by any holding company which after the occurrence of such acquisition owns 100% of the total voting power of all shares of Voting Stock of the Corporation (so long as no Change of Control would otherwise have occurred in respect of the Voting Stock of such holding company);

(2)           any consolidation of the Corporation with, or merger of the Corporation into, any other Person, any merger of another Person into the Corporation, or any conveyance, sale, transfer, lease (other than a mere grant of security interest) or other disposition of all or substantially all of the assets of the Corporation to another Person, other than (a) any such transaction (x) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Corporation and (y) pursuant to which the holders of 50% or more of the total voting power of all shares of the Corporation’s capital stock entitled to vote generally in the election of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction, (b) any transaction which is effected solely to change the jurisdiction of incorporation of the Corporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock of the surviving entity), and (c) any such transaction with a holding company which after the occurrence of such transaction owns 100% of the total voting power of all shares of Voting Stock of the Corporation (so long as no Change of Control would otherwise have occurred in respect of the Voting Stock of such holding company); or

(3)           the first day on which a majority of the members of the Board of Directors of the Corporation are not Continuing Directors.

“Closing Price Per Share” means, with respect to the Common Stock, for any day, (i) the last reported sale price regular way on The New York Stock Exchange or, (ii) if the Common

Stock is not quoted on The New York Stock Exchange, the last reported sale price regular way per share or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, (iii) if the Common Stock is not quoted on The New York Stock Exchange or listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose.

“Common Stock” means the Corporation’s common stock, par value $.01 per share.

 “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Corporation who:  (1)  was a member of such Board of Directors on the date of this Certificate; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Conversion Price” means, as of any date of determination, $1,000 divided by the Conversion Rate then in effect.

“Conversion Stock” means Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Convertible Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Convertible Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Current Market Price” per share of Common Stock on any date shall be calculated by the Corporation and be the average of the daily Closing Prices Per Share for the five consecutive Trading Days selected by the Corporation commencing not more than ten (10) Trading Days before, and ending not later than the earlier of the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “‘ex date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way in the applicable securities market or on the applicable securities exchange without the right to receive such issuance or distribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

 “Issue Date” means the date of issuance of the Convertible Preferred Stock.

 “Junior Securities” means any shares of Common Stock of the Corporation and any shares of Preferred Stock specifically designated as junior to the Convertible Preferred Stock with respect to the payment of dividends and distributions, in the liquidation, dissolution, winding up, or upon any other distribution of the assets of, the Corporation.

“Parity Securities” means any shares of Preferred Stock, including the Series A Perpetual Preferred Stock, or other equity securities of the Corporation that do not by their terms expressly provide that they rank senior to or junior to the Convertible Preferred Stock with respect to the payment of dividends and distributions, in the liquidation, dissolution, winding up, or upon any other distribution of the assets of, the Corporation.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“redemption date” as to any share of Convertible Preferred Stock means the applicable date specified herein in the case of any redemption; provided that no such date shall be a redemption date unless the applicable redemption price is actually paid in full on such date, and if not so paid in full, the redemption date shall be the date on which such amount is fully paid.

“Stated Value” of any share of Convertible Preferred Stock as of any particular date shall be equal to $1,000. For the avoidance of doubt, no dividend paid on any share of Convertible Preferred Stock shall constitute an offset to or credit against such share’s Stated Value.

“Trading Day” means (i) if the Common Stock is quoted on The New York Stock Exchange or any other system of automated dissemination of quotations of securities prices, days on which trades may be effected through such system, (ii) if the Common Stock is listed or admitted for trading on any national or regional securities exchange, days on which such national or regional securities exchange is open for business, or (iii) if the Common Stock is not listed on a national or regional securities exchange or quoted on The New York Stock Exchange or any other system of automated dissemination of quotation of securities prices, days on which the Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Common Stock are available.

“Voting Stock” of a Person means capital stock of such Person entitled to vote generally in the elections of directors of such Person.

Section 10.             Amendment and Waiver. No amendment, modification, alteration, repeal or waiver of any provision of Sections 1 through 9 or this Section 10 shall be binding or effective without the prior written consent of the holders of a majority of the Convertible Preferred Stock outstanding at the time such action is taken.

Section 11.             Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights, and Qualifications, Limitations and Restrictions Thereof, of Series B Convertible Preferred Stock of IHOP Corp. to be executed by Thomas G. Conforti, its Chief Financial Officer, this 29th day of November, 2007.

IHOP CORP.

By:	/s/ Thomas G. Conforti
Name: Thomas G. Conforti
Title: Chief Financial Officer

Exhibit 1

IHOP CORP.

CONVERSION NOTICE

SERIES B CONVERTIBLE PREFERRED STOCK

Reference is made to the Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights, and Qualifications, Limitations and Restrictions Thereof, of Series B Convertible Preferred Stock of IHOP Corp. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby irrevocably elects to convert the number of shares of Series B Convertible Preferred Stock, par value $1.00 per share (the “Convertible Preferred Stock”), of IHOP Corp., a Delaware corporation (the “Corporation”), indicated below into shares of Common Stock, par value $.01 per share (the “Common Stock”), of the Corporation, in accordance with the terms of the Certificate of Designations, and directs that the shares of Common Stock issuable and deliverable upon such conversion, together with any check in payment for cash, if any, payable for fractional shares and any shares of Convertible Preferred Stock representing any unconverted shares, be issued and delivered to the registered holder unless a different name has been indicated below. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Certificate of Designations. If shares, or any portion of the shares of Convertible Preferred Stock not converted, are to be issued in the name of a person other than the undersigned, the undersigned will provide the appropriate information below and pay all transfer taxes payable with respect thereto.

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible
guarantor institution” meeting the requirements of the
Transfer Agent for the Common Stock, which
requirements include membership or participation in the
Security Transfer Agent Medallion Program
(“STAMP”) or such other “signature guarantee
program” as may be determined by the Note Registrar in
addition to, or in substitution for, STAMP, all in
accordance with the Securities Exchange Act of 1934, as
amended.

Signature Guarantee

Exhibit 1-1

Fill in the registration of shares of Common Stock, if any, if to be issued, and any portion of the shares of Convertible Preferred Stock not converted, if any, to be delivered, and the person to whom cash and payment for fractional shares is to be made, if to be made, other than to and in the name of the registered holder:

Please print name and address

(Name)

(Street Address)

(City, State and Zip Code)

DTC Account No.
(if shares not converted are to be credited):

Number of shares to be converted
(if less than all):

$

Social Security or Other Taxpayer
Identification Number:

Stock certificate no(s). of shares of Convertible Preferred Stock to be converted:

Exhibit 1-2